UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Important Information
The following includes (i) a transcript of the joint conference call held by Applied Materials, Inc. (“Applied”) and Varian Semiconductor Equipment Associates, Inc. (“Varian”) to announce that Applied and Varian had entered into a definitive agreement for the acquisition of Varian by Applied, (ii) frequently asked questions regarding the proposed transaction for use in discussing the proposed transaction with the public and (iii) Applied’s “blog” communication regarding the proposed transaction. Each of the foregoing are filed herewith pursuant to Rule 14a-12.
Additional Information and Where to Find It
Varian intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed acquisition. The definitive proxy statement will be sent or given to the stockholders of Varian and will contain important information about the proposed acquisition and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Varian with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000.
Participants in the Solicitation
Varian and Applied and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Varian’s stockholders in connection with the proposed transaction. Information about Varian’s directors and executive officers is set forth in Varian’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on December 1, 2010, and its Annual Report on Form 10-K for the year ended October 1, 2010, which was filed with the SEC on November 22, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000, or by going to Varian’s Investor Relations page on its corporate web site at www.vsea.com. Information about Applied’s directors and executive officers is set forth in Applied’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on January 27, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 10, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Applied by contacting Investor Relations by mail at Applied Materials, 3050 Bowers Avenue M/S 1261, P.O. Box 58039, Santa Clara, CA 95052-8039, Attn: Investor Relations Department, or by going to Applied’s Investor Relations page on its corporate web site at www.appliedmaterials.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Varian intends to file with the SEC.
Forward Looking Statements
These documents contain forward-looking statements, including those related to Applied’s proposed acquisition of Varian and the expected benefits of the transaction. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: satisfaction of conditions to closing of the transaction, including the ability to secure regulatory approvals in a timely manner or at all, and approval by Varian’s stockholders; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied undertakes no obligation to update any forward-looking statements.

Final Transcript
Conference Call Transcript AMAT — Applied Materials Inc to Acquire Varian Semiconductor Equipment Associates Special Conference Call Event Date/Time: May 04, 2011 / 12:30PM GMT

CORPORATE PARTICIPANTS
Mike Sullivan
Applied Materials, Inc. — VP of IR
Mike Splinter
Applied Materials, Inc. — Chairman, President, CEO
Gary Dickerson
Varian Semiconductor Equipment Associates, Inc. — CEO
George Davis
Applied Materials, Inc. — EVP, CFO
Bob Halliday
Varian Semiconductor Equipment Associates, Inc. — EVP, CFO, Treasurer
Randhir Thakur
Applied Materials, Inc. — EVP, General Manager of Silicon Systems
CONFERENCE CALL PARTICIPANTS
CJ Muse
Barclays Capital — Analyst
Satya Kumar
Credit Suisse — Analyst
Jim Covello
Goldman Sachs — Analyst
Stephen Chin
UBS — Analyst
Patrick Ho
Stifel Nicolaus — Analyst
Paul Thomas
BofA Merrill Lynch — Analyst
Mahesh Sanganeria
RBC Capital Markets — Analyst
Edwin Mok
Needham & Company — Analyst
Weston Twigg
Pacific Crest Securities — Analyst
Mark Bachman
Auriga — Analyst
Mehdi Hosseini
Susquehanna International — Analyst
Atif Malik
Morgan Stanley — Analyst
PRESENTATION

Operator
Good morning, and thank you for standing by. Welcome to the Applied and Varian conference call. During the presentation, all participants will be in a listen-only mode. As a reminder, this conference is being recorded today, May 4, 2011.
Today’s call will include forward-looking statements which are all statements other than those of historical fact, including those related to Applied’s anticipated acquisition of Varian; the expected benefits of the transaction and its projected financial impacts; Applied’s strategic position and opportunities within the semiconductor and adjacent industries; and technology roadmaps and industry outlook.
All forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Information concerning these risks and uncertainties are contained in today’s press release and current reports on Form 8-K and the party’s other filings with the Securities and Exchange Commission.
Neither Applied nor Varian undertakes any obligation to update the information presented in this call. I will now turn the conference over to Mike Sullivan, Vice President of Investor Relations at Applied. Please go ahead, sir.

Mike Sullivan - Applied Materials, Inc. — VP of IR
Thank you, Christy. This morning at 3 A.M. Pacific Time we issued a news release announcing a definitive merger agreement for Applied to acquire Varian Semiconductor Equipment Associates. The agreement has been approved by the Boards of Directors of both companies.
Joining me on the call to discuss today’s news are Mike Splinter, Applied’s Chairman and CEO; George Davis, our Chief Financial Officer; Randhir Thakur, General Manager of the Silicon Systems Group; and Joe Sweeney, our General Counsel and Corporate Secretary. With us here today from Varian are Gary Dickerson, Chief Executive Officer; and Bob Halliday, Varian’s Chief Financial Officer.
We will begin today’s call with comments from Mike, Gary and George, and then we will open the call to your questions. As a reminder, Applied will hold its fiscal Q2 earnings call on Tuesday, May 24. On today’s call, we are not going to be commenting on our business environment or our expectations for the quarter and the year. Thank you for helping us to keep the call focused on today’s news.
And I would now like to turn the call over to Mike Splinter.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Thanks, Mike, and good morning to everyone on the call. I am very pleased to be announcing Applied’s agreement to acquire Varian. This is an exciting day for both companies, as this acquisition will bring together two of our industry’s best companies, creating an organization with a powerful set of capabilities to support our customers. Today’s deal represents the best and largest acquisition opportunity in the semiconductor equipment space, and we are delighted with the agreement we have reached.
The merger of Applied and Varian is expected to provide attractive value to the shareholders of both companies. For Applied, this acquisition will extend our leadership in the wafer fab equipment market. Varian is the leader in the $1.5 billion ion implantation market, with a wide range of products and services that complement Applied’s existing portfolio.
Ion implantation is an increasingly critical step in wafer processing, with the number of implant steps doubling from the 65-nanometer node to the 22-nanometer node. This combination comes at an important time for our companies and the industry. We are seeing acceleration in the pace of end product innovation, requiring chips that are more mobile, more connected and more personalized. These global trends are driving our customers to find new solutions for higher-performance chips to enable mobile devices with faster speeds and longer battery life.
Keeping Moore’s Law on track has become a multifaceted challenge, requiring new materials, new chip architectures and new approaches to transistor formation. For our customers, the processes needed to create high-performance transistors are becoming increasingly complex and interrelated.
Varian adds a critical component, providing our customers with a full product portfolio for transistor fabrication and material modification. By combining the strengths of Applied and Varian, our teams will work hand in hand with customers to optimize these critical process steps and create new products and applications to accelerate the industry’s technology roadmap.
Applied and Varian are organizations that share a focus on innovation, customer experience and operational excellence. This gives me great confidence in our ability to effectively integrate our teams and operations.
This acquisition supports Applied’s strategic goals to extend our leadership position in wafer fab equipment through a combination of organic and inorganic growth. Varian’s technology also has a number of potential applications in adjacent markets, including solar, display and LED. Applied’s industry leadership and global presence can help accelerate the growth of these emerging products.

We have great respect for what the Varian team has accomplished. This is an organization that is admired by its customers, competitors and peers, providing product leadership and outstanding customer experience.
Varian will become a business unit of Applied’s Silicon Systems Group and continue to operate from Gloucester, Massachusetts. We are pleased that Bob Halliday will lead the Varian unit, reporting to Randhir Thakur upon closing. Gary Dickerson will remain very involved in the business during the transition period and continue to be a close adviser to me.
It has really been a pleasure working with Gary and Bob in completing this agreement, and we are looking forward to welcoming and working with them and the entire Varian management, as well as all the employees in the entire Varian team.
Now let me turn the call over to Varian’s Chief Executive Officer, Gary Dickerson. Gary?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
Thanks, Mike. I am pleased to be joining you today to discuss our announcement and express my support for the agreement. I believe the combination of Applied and Varian is a strong step forward for our industry. Together, we will bring more creativity and resources to bear to serve our customers more effectively and efficiently.
As Mike described, the challenges of new transistor structures have required dramatic innovation, and Varian has been at the forefront of these changes. Varian has focused on solving device scaling challenges, including junction leakage, contact resistance and other high-value customer problems. We have built an industry-leading product portfolio and a strong culture of helping our customers to meet their challenges with the help of our products and our people.
I am excited about the new opportunity we have to work together to help our customers in a more comprehensive way.
In addition to our semiconductor business, Varian has identified opportunities that leverage our precision materials modification technology to solve high-value problems in new markets. These investments have created significant momentum for us. Applied’s proven capability to extend its technology to adjacent markets like display and solar can help unlock the tremendous potential of ion implantation in these markets.
I am very proud of our team and what we have accomplished in recent years. We have been able to drive market leadership in our semiconductor business and create significant growth opportunities in new markets. Accelerating the Varian vision in this combination with Applied Materials will create many opportunities for our employees and provide better solutions for our customers.
Varian and Applied have stronger cultures of innovation, and our team looks forward to supporting the integration plan and building a bright future for our customers, shareholders and employees. With that, I will turn the call over to George Davis, Chief Financial Officer of Applied.

George Davis - Applied Materials, Inc. — EVP, CFO
Thank you, Gary, and good morning to everyone. I would like to add my welcome to Varian’s employees worldwide.
Under the terms of the agreement, we expect to acquire Varian for $63 per share in cash for a net consideration of approximately $4.3 billion on a fully-diluted basis and based on the cash balance of Varian at quarter-end.
Acquiring Varian will expand our addressable markets by $1.5 billion in an increasingly critical segment of the WFE market. Varian has a history of strong execution and excellent financial performance.

As with prior acquisitions, we expect the combination with Varian to provide attractive returns for Applied’s shareholders. We know Varian and its customers very well, and are confident in our ability to achieve the strategic benefits and targeted financial synergies that we have modeled.
We expect to achieve synergies by leveraging Applied’s global supply chain, consolidating facilities located outside of Gloucester, as well as reducing certain public company and other costs. By the end of the second quarter — excuse me — by the end of the second year following close, we expect cost savings annually of approximately $50 million to $60 million. Based on consensus estimates, the transaction is expected to be more than 8% accretive in the first full year on a non-GAAP basis and GAAP accretive in the third.
The merger agreement is not subject to a financing condition. Applied and Varian combined had more than $4.6 billion of cash and investments in our most recently reported quarters. Applied has secured a $2 billion bridge loan facility to assure funding is available at close, which we plan to replace with long-term debt. We also expect to replace our existing $1 billion credit facility with a new four-year, $1.5 billion credit facility that will support low-cost, short-term borrowings. We remain committed to a strong investment-grade capital structure.
Varian is a world-class company in all respects and will be a wonderful addition to Applied. Together, we expect to create more innovative solutions for our customers, more opportunities for employees and more value for our shareholders.
Before we open up the call for questions, I also want to add that I have known and respected Bob Halliday for many years in his capacity as CFO at Varian. I am delighted to have him join our team and for the opportunity to work more closely together.
Now Mike, let’s open the call up for questions.

Mike Sullivan - Applied Materials, Inc. — VP of IR
Thanks, George. We will now begin the Q&A portion of the meeting. As a reminder, we will only be addressing questions related to today’s news. And to help us reach as many of you as we can, please ask just one question and no more than one brief follow-up. Christy, let’s begin.

QUESTION AND ANSWER

Operator
(Operator Instructions) CJ Muse, Barclays Capital.

CJ Muse - Barclays Capital — Analyst
Good morning. Congratulations on the transaction. I guess first question, you talked about the implant business residing in the Silicon division. I’m curious as you look at the growth outlook for Varian’s emerging solar business, as well as kind of nascent offering in LED, whether that will continue to reside there or whether you would look to put that in your EES division.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Right now, we are going to keep the — the idea at this point is to keep the organization together, because it is very focused on the equipment in those applications. Obviously, any revenue in that area would be reported in the segments.
But we will — we have a long period of time to go through analyzing the organization and understanding how to best to structure it. And we will talk about that at a later time.

CJ Muse - Barclays Capital — Analyst
Okay. And then I guess in terms of the implications for your existing plasma doping tool, the P3i, what are your thoughts there?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Well, I think right now, those products, both PLAID and P3i, are really at different customers and different parts of the market. So we see them quite complementary; that is our view. And think that as it works out, that is quite beneficial in this merger.

CJ Muse - Barclays Capital — Analyst
Sounds good. Thank you very much.

Operator

Satya Kumar, Credit Suisse.

Satya Kumar - Credit Suisse — Analyst
Thanks and congratulations on the acquisition. Good to see that Bob and Gary will be around as well.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
I agree.

Satya Kumar - Credit Suisse — Analyst
Question on how your views have changed on the implant industry compared to five years ago. When you exited that when you were less bullish, but now you are a lot more bullish on implant prospects. And specifically, if you could talk about what the transition to 3D transistors means for the implant opportunity, it would be great.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Maybe I can get both Gary and Randhir to help me with the answer to this question. But I would just say that with the complexity of the integrated circuit process — I mean, just the simple thing is that the number of implants has doubled in the last couple of nodes, which is a significant development. And then the applicability beyond just the semiconductor market. But Gary, do you want to comment?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
Regarding future device technologies, I think there are tremendous opportunities for implant to enable those future architectures both in memory and logic. And I think the combination with Applied, with the implant materials modification applications increasing for these future technology nodes, combined with Epi and annealing technology, really creates a tremendous technology synergy and opportunity for the Company.

Satya Kumar - Credit Suisse — Analyst
Okay, and a quick follow-up, Bob. I was wondering if you could comment on if there were other bidders on this transaction for Varian, and what your expectations are in terms of the timing of clearing regulatory requirements and what your expectations are around that.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Maybe we can start with Bob. I think there are three questions in there, Satya, and the follow-up. But, okay. Bob you want to comment on any other bidders and —.

George Davis - Applied Materials, Inc. — EVP, CFO
I’ll cover regulatory.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
And then George can cover the regulatory.

Bob Halliday - Varian Semiconductor Equipment Associates, Inc. — EVP, CFO, Treasurer
Well, the lawyers have scared the hell out of me on this one (multiple speakers), so I want to thank you for imprisoning me. We had detailed strategic discussions with Applied Materials during the last period, so, in the end, our Board felt this was a compelling opportunity with Applied Materials, so we went forward with Applied.

George Davis - Applied Materials, Inc. — EVP, CFO
On the regulatory front, we believe there will be reviews required, obviously in the US, but also in China, Taiwan, Israel, Germany and Korea. The schedule that they operate on pretty much runs simultaneously.

Satya Kumar - Credit Suisse — Analyst
Thank you.

Operator
Jim Covello, Goldman Sachs.

Jim Covello - Goldman Sachs — Analyst
Good morning. Thank you so much for taking the question, and congratulations on what I think is an absolutely terrific deal.
I guess (technical difficulty) is I know that (technical difficulty) have been in discussions going as far back as 7, 8, 10 years. I know the transactions (technical difficulty) a couple times over the last decade. (technical difficulty) that kind of put it over the edge and would allow the deal that I think a lot of folks (technical difficulty) for a long time to finally happen. Thank you.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Jim, you were breaking up, but I think the essence of the question was this time, what really got the deal done. And I would say that really it was the management of both companies, working with Bob and Gary to really find a way to get through all the issues that you have to get through in making a combination like this. As I said, it was really a pleasure working through all of these items, and I think we built up an awful lot of trust between us in accomplishing that. And George, do you want to comment?

George Davis - Applied Materials, Inc. — EVP, CFO
Sure. Jim, I think as you look at what makes things work in an acquisition, when strategies of two companies come together the way they have, both in terms of trying to solve these critical problems for our semiconductor customers, but also as you look at entering new markets, this has been a real focus for us over the past several years and an increasing focus for the team at Varian. And I just think the amount of alignment and — the cultural has always been great. We feel really good about coming together as a team. But the strategic alignment, I feel like when you read the transcripts from the Varian call, it could be our strategy statement. So I think that is a real positive factor. I don’t know, Gary, whether you —

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
No, I think there is tremendous alignment in terms of strategy and vision between the two companies. When I look at Varian’s technologies relating to device scaling, I think there are tremendous synergies. And as you look at our focus in new markets, in solar, LED, flat-panel, there is tremendous overlap in terms of strategy and vision with Applied Materials. So I look at this as an opportunity for Varian’s customers and employees to accelerate the vision, because there is such a tremendous overlap.

Jim Covello - Goldman Sachs — Analyst
That’s all incredibly helpful. Thank you. Is it fair to say that relative to, again, five or 10 years ago and this came close, the crystal and solar synergies seem like maybe that is one of the things that really pushed this over the top? Is that fair to say?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
I think as we look at it, we wanted to stay focused on the semiconductor business. First and foremost for us, this is a big expansion of our TAM in semiconductors. And then the alignment of the strategy also was other very, very important factor here.

Jim Covello - Goldman Sachs — Analyst
Great. Congratulations, again. Thank you so much and good luck.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO

Thanks, Jim.

Operator
Stephen Chin, UBS.

Stephen Chin - UBS — Analyst
Hi, Mike and Gary. My congrats on the deal, too. Mike, I was just wondering if you might be able to elaborate a little bit more on what you think Varian was doing in LED and whether or not you think this will contribute to Applied’s development of the current MOCVD tool. Or is Varian’s LED solution slightly different outside of MOCVD?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
I think I will let Gary talk about what Varian is doing in LED. And so Gary, do you want to comment?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
I think LED, there are tremendous opportunities for implant technology in many different applications. We haven’t been specific on that because it is early, and just from a competitive standpoint, we don’t want to talk about it. I do think there are tremendous synergies in this huge market opportunity. But again, we haven’t been specific on what those opportunities are.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Our teams will be, at the appropriate time, getting together and really looking at, again, what are the applications here, how do we improve brightness and the interactions and interrelations of those processes. So it is one of those areas that, again, we are excited to have opportunity in.

Stephen Chin - UBS — Analyst
Maybe just a follow-up question for George. George, as you looked at Varian’s semiconductor implant business, did you get the sense this could fit Applied’s segment operating margin for the Silicon Group? I think the Silicon Group has been around 38% operating margin recently.

George Davis - Applied Materials, Inc. — EVP, CFO

Yes, again, I’m not going to talk to the specifics of a margin that Varian doesn’t disclose. But I can tell you that everything that we’ve seen — and we’ve known this for a long time — is this is an incredibly well-run company, focused on generating profits and generating the kind of gross margin that can fund research that gives them the ability to go to these new markets and still be an industry leader. So I feel very good about the financial profile of this company; it will fit in very nicely.

Stephen Chin - UBS — Analyst
Thanks for sharing that.

Operator
Patrick Ho, Stifel Nicolaus.

Patrick Ho - Stifel Nicolaus — Analyst
Thanks a lot, and also my congrats to all of you guys for what I think is a great deal. Maybe this is a question specifically for Gary. You guys have done a really good job, obviously, of gaining traction for your emerging solar business. Do you believe that this deal with Applied allows you to accelerate it further, given the scale that Applied has and also the resources that it has?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
There is no question — there is absolutely no question. Again, we are seeing significant early traction in that market, but Applied is already at all of these different solar customers. They have an infrastructure in place. So I think that is one of the real beauties of this combination, is accelerating that vision.

Patrick Ho - Stifel Nicolaus — Analyst
Great. And maybe a quick question for George, in terms of the financing for this deal. I know you mentioned in the press release and your prepared remarks about maintaining the strong capital structure. Does this change any of your thoughts on the buybacks, given that you have to finance this deal with a combination of several things?

George Davis - Applied Materials, Inc. — EVP, CFO
Yes, I think what we will do is our top priority is still going to be maintaining a balance sheet that allows us to execute on our business plans. And so we will maintain the strong balance sheet.
That says that as part of this structure, we are probably going to have long-term debt and short-term debt. And our focus really over the next 12 to 18 months will be to pay down the short-term debt and build back up our capacity. So the key thing on the financing, though, is there is no financing condition, and we have fully committed funding going into the deal. So we feel very good about that.

Patrick Ho - Stifel Nicolaus — Analyst
Great. Thanks a lot, guys, and congrats.

Operator
Krish Sankar, Bank of America Merrill Lynch.

Paul Thomas - BofA Merrill Lynch — Analyst
Good morning. This is Paul Thomas for Krish Sankar. Congratulations on the deal also, and thanks for taking my questions. I was wondering if you could say a little more about the $63 price, how you got to that valuation and sort of what financial criteria you were considering.

George Davis - Applied Materials, Inc. — EVP, CFO
Yes, the $63, every deal that we do is based on a fundamental valuation. And as you look at the — again, the strong financial model that Varian has achieved, you get a very — you can get very comfortable with coming to the price that we came to.
If you just look at market multiples, if you look out over, say, the last 30 days, this is a premium of about 38%. If you look at the PE this is being acquired at, this is really at the underserved levels of the PEs at the end of the last upturn in the cycle.
So by almost any standard, whether you — we base our valuation on the fundamental valuation. If you do it just based on market comparables, it also pencils out. So this is one of the reasons why we said on earlier calls, this is a time when deals can get done because all the pieces — the fundamental piece ties out and also the market piece ties out, and I think that is reflected in this deal.

Paul Thomas - BofA Merrill Lynch — Analyst
Then maybe as a quick follow-up, I know this was asked a little bit earlier, about the timing of the deal. So maybe with respect to your commentary on multiples, was there any consideration to sort of waiting until the cycles rolled over a little bit, or was there any thought to that?

George Davis - Applied Materials, Inc. — EVP, CFO
We actually — we think this is an attractive time to be buying. The semiconductor stocks — semiconductor equipment stocks are trading at about 10 times earnings right now. If you go back to the end of ‘07, to the last time — so if you’re just worried about the cycle — they were trading at 18 times. All in, we are saying this is about a 16 times deal, so the timing is actually good. I know it is counterintuitive, but it’s actually good timing.

Paul Thomas - BofA Merrill Lynch — Analyst

Okay. Thank you very much.

Operator
Mahesh Sanganeria, RBC Capital Markets.

Mahesh Sanganeria - RBC Capital Markets — Analyst
Thank you very much, and congratulations from my side, too. George, a quick question. If you can provide some more details into the savings you talked about, $50 million to $60 million. Is it mostly coming from the big chunk coming from SG&A?

George Davis - Applied Materials, Inc. — EVP, CFO
You’ve got a combination of both supply chain and SG&A. We have a very strong and established global supply chain that we think there is going to be value that comes out of leveraging that as well. Obviously, there will be opportunities on the SG&A front as well. So maybe two-thirds/one-third in the near term.
But I think in the long term, it is really the leveraging the infrastructure that is going to make — that is going to create the most synergy value. And we will have a chance — we are going to work very closely with the Varian management team on the integration plan between signing and close, and then we will be able to talk more specifically at that time.

Mahesh Sanganeria - RBC Capital Markets — Analyst
And just a quick follow-up on your assumption of 8% accretive. What does that assume on the revenue side? Does that assume still your expectation of CapEx growing 15% to 20% this year?

George Davis - Applied Materials, Inc. — EVP, CFO
This isn’t a new forecast. This is based on Street consensus for both companies, and the pairing of those two companies based on consensus gets you that picture. That is where the those numbers came from.

Mahesh Sanganeria - RBC Capital Markets — Analyst
All right. Thanks a lot.

Operator
Edwin Mok, Needham.

Edwin Mok - Needham & Company — Analyst
Thanks for taking my question. First question is based on your commentary suggests that Gary might be leaving or not going to be leading the team. Can I ask why that is the case?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Let me just comment, and I will let Gary comment. Right now, Gary’s signed up through six months after the deal closes. We are hopeful that we convince him that a long-term position in senior management at Applied is the right thing to do, but we haven’t quite finished that discussion yet. Gary?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
Well, I think Mike — I don’t really have anything to add, Mike, to that.

Edwin Mok - Needham & Company — Analyst
Okay. That’s fair. And I guess, Mike, kind of longer-term questions. Applied has been successful the last few years in acquiring a few companies in solar, Semitool and now Varian Semi. Is that one of your strategies going over long term, is to be a little more acquisitive, especially given this cash flow the companies generate? And do you — longer-term, do you see doing more acquisitions outside or inside the semiconductor space?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Well, I would say first of all, from a strategic standpoint, we said last year that we want to do — want to continue to invest aggressively inside the Company to grow. We will do $1.2 billion in R&D spending this year to continue to focus on growing the products internally.
But also, in part because of our success, but in part because we think that there is real opportunities out there to help grow the Company inorganically. I think we’ve been successful both in solar acquisitions and semiconductor acquisitions. And we think that should be part of our overall basket of capabilities that we have, and one that I can say really every major segment inside of Applied thinks about that as part of their developing strategy in either expanding their TAM or entering into new markets. So I guess the real easy answer to your question is yes.

Mike Sullivan - Applied Materials, Inc. — VP of IR

Great. Did you have a follow-up?

Edwin Mok - Needham & Company — Analyst
Yes, I think that was my follow-up. Thank you.

Operator
Weston Twigg, Pacific Crest Securities.

Weston Twigg - Pacific Crest Securities — Analyst
Thanks, guys. Congratulations. Just wondering real quickly if you can maybe give us an idea if there is any opportunity to maybe accelerate the adoption of implant to improve other process steps, like etch or litho, given your ability to cycle wafers through the Maydan Center.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
Well, this is one of the things that we are really excited about, and we think that there is opportunity to look at these interactions and solve problems for customers. Maybe Randhir or Gary, we can comment.

Randhir Thakur - Applied Materials, Inc. — EVP, General Manager of Silicon Systems
Absolutely. I think the key is for us to be able to accelerate the cycles of learnings. As you know, in the front end for the transistor, with new 3D architecture changes, the key for our customers is really how do they accelerate the learning cycles.
And why we are so excited about it is because the amount of optimization needed for new devices bringing in high-k/metal gate, double patterning activities that are going on in our current circuits at 20 and sub 20-namometer development areas, this is the key. And what we will see is going from 65 to 22 nanometers number of implants, they have doubled. And we will continue to see further enhancement of implants in the integrated circuits, and that is why we are very excited about it.

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
The other thing I would add is that when you talk about adjacent process steps, litho or other applications, one of the things that is difficult for us are these learning cycles. If we are shipping wafers off to customers and doing design of experiments, many times it will take us a month or more to go to these learning cycles. Applied, certainly with the infrastructure that is in place, you can accelerate that learning dramatically. And especially when you are talking about these future, very complex processes, accelerating these learning cycles has tremendous value. So I absolutely believe this will be a huge value in the combination.

Weston Twigg - Pacific Crest Securities — Analyst
So in other words, can I assume that AMAT can potentially accelerate the expansion of the implant market, so TAM — growing TAM a little bit faster than maybe would have happened before.

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
I believe so.

Weston Twigg - Pacific Crest Securities — Analyst
Okay, great. Thank you.

Operator
Mark Bachman, Auriga.

Mark Bachman - Auriga — Analyst
Thank you. Congratulations, gentlemen, on the acquisition. Bob, I’ve got a question for you. You’ve been known as one of the most frugal CFOs in this business. How easy is it going to be able to squeeze that $50 million to $60 million out of this?

Bob Halliday - Varian Semiconductor Equipment Associates, Inc. — EVP, CFO, Treasurer
I think we have a lot of opportunities to take on the supply chain. If you look at our product cost, it is about 88% materials. We’ve started to do some sourcing over in Asia. I think Applied has done a lot of great work over there in Singapore and throughout Asia. So there is a lot of leverage on that.
Secondly, if you look at our new solar tool, put a new end station on that and we are just at early volumes. So the end station is probably 50% of the product cost there, and we can really rapidly accelerate the cost reduction there. So I think there is a lot of savings, particularly on the product side.

Mark Bachman - Auriga — Analyst
Okay. So it will be largely on the sourcing side and not so much on the expense side of the business.

Bob Halliday - Varian Semiconductor Equipment Associates, Inc. — EVP, CFO, Treasurer

Well, you’re going to have some savings. I mean, all the corporate company expenses you will save money on. But we don’t have a detailed integration plan yet. I’m just pretty optimistic on the product side.

George Davis - Applied Materials, Inc. — EVP, CFO
I agree. I think it’s really the — for the long term, it is going to be — I think it is going to be the supply chain that is going to be very powerful — both.

Mark Bachman - Auriga — Analyst
Okay, and just lastly, nobody has asked about this, but any regulatory issues — largest company in the space buying the leader in a single segment out here? Are you worried about any regulatory issues with the Hart-Scott-Rodino or anything like that?

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
We think the products are very, very complementary. So we are hopeful that this moves through regulatory review very, very quickly and we can close the agreement as soon as possible. Obviously, there is some time — they have to do their diligence on this agreement. It is a big agreement so (inaudible).

Mark Bachman - Auriga — Analyst
Well done. Thanks again.

Operator
Mehdi Hosseini, Susquehanna International.

Mehdi Hosseini - Susquehanna International — Analyst
Thanks for taking my question. One question for Mike and one for George. Mike, when I look at what you are offering, it is pretty much a 10-year-high share price for Varian. And it is debatable as to what the growth of semi-cap industry is going to be. But I’m assuming that you are making an assumption that non-semi-cap part of the Varian Semi offering is going to be very significant, maybe $300 million, $400 million in business opportunities.
So can you give me confidence — can you give me some color as to what gives you confidence? And I have a follow-up question for George.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO

First of all, I would say Varian is at all-time record revenues and profit. So it is not surprising that the stock price is also in the highest part of where it has been. So I think their current business and the outlook for growth in their business and the combination — the growth that we are going to achieve with the combination clearly justifies putting this deal together now and putting it together at this price.

George Davis - Applied Materials, Inc. — EVP, CFO
I would add, too — let me just add something to Mike’s comments. Varian has over the past few years fully established themselves not only as a strong financial execution team, but the position that they have in the overall implant market means that even though you are coming in at a time, as you describe, where their stock price reflects their performance, the risk associated with that, with a strong industry leader, with an outstanding — everybody we’ve met in the management team at Varian is quite impressive. This is a group that knows how to work. We are very confident going into this deal.

Mehdi Hosseini - Susquehanna International — Analyst
This is a follow-up. I agree that they have one of the best management teams and record revenue, but what does it say about future? And I’m still not sure what gives you confidence that those adjacent markets are going to materialize. And George, what is the estimated time of the closure for this? I think you mentioned it; if you could say it again.

George Davis - Applied Materials, Inc. — EVP, CFO
We haven’t forecasted. Obviously, the earliest would be about 45 days, based on a first look. Rarely — we will have to see how that plays out. And so we are certainly very hopeful by the end of the calendar year.

Mike Sullivan - Applied Materials, Inc. — VP of IR
Many thanks, and Christy, we have time for one more question, please.

Operator
Atif Malik, Morgan Stanley.

Atif Malik - Morgan Stanley — Analyst
Thank you and congratulations to both the teams on a deal that makes a lot of sense. A question on TAM. The net TAM incremental improvement from — in the crystalline silicon market, you said $1.5 billion is for the implant market, for semiconductors. Can you comment on what is the net TAM improvement for the crystalline silicon market? And then I have a follow-up.

Mike Splinter - Applied Materials, Inc. — Chairman, President, CEO
I think Varian has made the estimates on what the TAM growth would be for their product, so Gary, you want to —?

Gary Dickerson - Varian Semiconductor Equipment Associates, Inc. — CEO
In the longer term, we think that the opportunity in solar is in the hundreds of millions of dollars.

George Davis - Applied Materials, Inc. — EVP, CFO
In terms of the WFE TAM, the $1.5 billion includes both product and service. So you are probably used to seeing something that looks more like $1.1 billion, if you are just focused on products. Bob, is that about right?

Bob Halliday - Varian Semiconductor Equipment Associates, Inc. — EVP, CFO, Treasurer
Yes, this year, we think that TAM in equipment is close to like $1.3 billion — it is a little — close to that. And then the industry has got about $450 million in services and parts. We alone have about $260 million, $270 million in that stuff.

Atif Malik - Morgan Stanley — Analyst
Great. And a follow-up for George. George, Varian has significant business and services because of the installed base. And the margin profile on the servicing part is also quite good, given what Varian has reported. So the question — how does Varian impact the initiatives that Applied is pursuing this year in improving the services operating margins and also longer-term?

George Davis - Applied Materials, Inc. — EVP, CFO
We are very aware of their services business. We think that is a very attractive part of this combination. And we are familiar with the implant service market from our history in that business. So we are looking forward to having that element of the business as well, and it should be positive for our services group.

Mike Sullivan - Applied Materials, Inc. — VP of IR
Thanks, Atif. And we would like to also thank everyone for joining us on the call this morning. A replay of the call will be available on our website beginning at 5 P.M. Pacific Time today. We would like to thank you for your continued interest in Applied Materials.

Operator
This concludes today’s conference call. You may now disconnect.

Editor
Company Disclaimers
Additional Information and Where to Find It
Varian intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed acquisition. The definitive proxy statement will be sent or given to the stockholders of Varian and will contain important information about the proposed acquisition and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Varian with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn — Investor Relations Department; or by telephone at 978-282-2000.
Participants in the Solicitation
Varian and Applied and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Varian’s stockholders in connection with the proposed transaction. Information about Varian’s directors and executive officers is set forth in Varian’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on December 1, 2010, and its Annual Report on Form 10-K for the year ended October 1, 2010, which was filed with the SEC on November 22, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn — Investor Relations Department; or by telephone at 978-282-2000, or by going to Varian’s Investor Relations page on its corporate web site at www.vsea.com. Information about Applied’s directors and executive officers is set forth in Applied’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on January 27, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 10, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Applied by contacting Investor Relations by mail at Applied Materials, 3050 Bowers Avenue M/S 1261, P.O. Box 58039, Santa Clara, CA 95052-8039, Attn — Investor Relations Department, or by going to Applied’s Investor Relations page on its corporate web site at www.appliedmaterials.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Varian intends to file with the SEC.

Q&As for Applied and Varian Public Announcement
Topics:
I.	Rationale and Key Questions

II.	Personnel and Operations

III.	Financial

IV.	Markets

V.	Products and Roadmaps

I.	Rationale and Key Questions

1.	Why is Applied acquiring Varian?

A.	Varian is the technology leader in ion implementation, a critical step in integrated circuit manufacturing. Varian’s ion implant products complement Applied’s successful suite of products in the areas of transistor, interconnect, wafer level packaging and patterning. The combined company will provide customers a broad product portfolio for transistor formation, enabling the manufacture of higher performance chips particularly for mobile applications with faster speeds and longer battery life. The company has also demonstrated its ability to extend its core technologies to adjacent markets. Finally, Varian consistently earns top marks for exceptional customer satisfaction from surveys conducted by independent market research firms (VLSI) and regularly receives public recognition from customers for excellent support (e.g. Intel’s quality award program).

2.	What are Varian’s core competencies, and how do they complement Applied’s core competencies?

A.	Varian’s core competency is in ion-beam implant technologies and its applications to transistor formation and materials modification. It fits well with Applied’s core products serving the front end of transistor fabrication. Varian’s excellent team has a strong track record of innovation and a legacy of impressive customer support.

3.	How does the acquisition fit with Applied’s strategies for competing in the wafer fab equipment market?

A.	This acquisition supports our strategy to lead and grow in our core semiconductor segment. Together, Applied and Varian will be in a better position to help our customers design and fabricate future generations of transistors, accelerating the pace of technology development and implementation at our customers. From a technology perspective, the timing of this acquisition is apt. With technology node scaling, the process flow for transistor fabrication has grown increasingly complex and is requiring significant changes in the architecture and materials used. In foundry and logic process flows, the number of implant steps is expected to approximately double in the transition from 65nm node through the 22nm node.

4.	How important was Varian’s emerging solar business to Applied’s decision to pursue the acquisition?

A.	The decision is primarily based on the advantages in wafer fab equipment. However, Varian has developed interesting potential applications of its core competencies in adjacent areas including solar, display and LED. We are still reviewing the full potential of these applications, including the use of ion implant in crystalline silicon solar.

5.	What is the role of Varian’s implant technology in the semiconductor industry’s transition to new transistor line widths and materials? Does implant technology have a role in the expected industry transition to EUV lithography? To 450mm wafers?

A.	Ion implantation is becoming increasingly critical for new transistor line widths and materials, with the number of implant steps expected to double at foundries from the 65nm node to the 22nm node. Chip design complexity is increasing with more types of transistors on the same chip, as well as the trend from planar to 3D transistor designs — all of which require more implant steps. As the transistor size scales, there has been a trend to needing more precision implant steps — and we would expect this to be true when using EUV lithography. We would expect ion implant spending to grow as a percentage of WFE in 450mm wafer manufacturing.

6.	Was the decision motivated more by opportunities for growth or synergy?

A.	Both. This acquisition opens up a nearly $1.5 billion dollar market opportunity for Applied. We expect to achieve synergies in this deal by leveraging Applied’s Global supply chain, consolidating facilities in locations outside of Gloucester, as well as reducing certain administrative and public company costs.

7.	What cost synergies do you expect as a result of the combination, and in what areas will they be found?

A.	We are confident in our ability to achieve the strategic benefits and financial synergies that we have modeled and create attractive value for our shareholders. At the end of the second year following close, we expect cost savings annually of approximately $50-60 million. We expect to achieve synergies in this deal by leveraging Applied’s Global supply chain, consolidating facilities in locations outside of Gloucester, as well as reducing certain administrative and public company costs.

8.	Why should Varian’s shareholders be pleased with the agreement?

A.	The proposed transaction provides Varian’s shareholders with a 55 percent premium to the stock closing price on the day before the announcement, or a 38 percent premium to Varian’s 30 day average closing price.

9.	Why should Applied’s shareholders be pleased with the acquisition?

A.	Varian is an excellent company, with a leading position in a large and strategic market, a history of innovation, an excellent management and technical team, strong customer relationships, a strong customer support organization, and potential applications in emerging applications. Together we believe we can provide even better solutions to our customers more effectively and efficiently than before, generating attractive returns for our shareholders.

10.	What premium is Applied paying, and why should Applied’s shareholders be satisfied with the cost?

A.	The price represents a 55 percent premium to the closing price of Varian’s stock on the day before the announcement, or a 38 percent premium to Varian’s 30 day average closing price. Our offer is based on a detailed cash flow based valuation of the business, the additional market opportunities we can address as a combined organization, and the efficiencies we can achieve through the acquisition. The combined company will be better positioned to help our customers solve complex challenges and find new solutions for smaller transistors and faster and higher performance chips. We also believe we are the only company capable of achieving this level of value creation. The purchase price reflects a multiple of 16.1 times analyst consensus estimates for 2011 earnings. We are very pleased to be able to acquire such a successful company at this attractive valuation.

11.	Applied has had a number of successful acquisitions in recent years, but these have been small compared to today’s announcement. What gives Applied confidence that it can make this acquisition successful?

A.	As we discussed at our March analyst meeting, Applied has invested $1.5 billion in five acquisitions since 2006 that now represent 15% of our revenue and 16% of our operating income. Through our prior acquisitions we have developed significant experience in integrating businesses successfully and achieving the targets we have set for ourselves. Compared to these recent acquisitions, Varian is even closer to our core expertise and customers, leaving us very confident in our ability to achieve attractive returns for shareholders.

12.	Will Applied now take a pause in making further acquisitions?

A.	We will be focused on closing this deal, successfully integrating Varian into Applied, and preserving our strong financial position. That said, we have an active business development capability and will continue to look for attractive opportunities across our businesses.

13.	What is Varian’s patent portfolio, and would all of the IP be transferred to Applied under the agreement?

A.	Varian has 362 issued and pending U.S. patents and over 800 filings outside of the U.S. These span various ion beam technologies for semiconductor and solar applications. Applied would be the owner of this IP after close of the transaction.

14.	Who are Varian’s major customers, and why should they be pleased with the acquisition?

A.	Varian serves all the leading customers in the semiconductor space. This acquisition benefits customers in multiple ways:
•	Faster introduction of integrated front-end/transistor level solutions are likely to reduce integration risk and accelerate technology ramps.
•	Combined teams can work more effectively with device engineering groups at customers (CAD modeling, junction engineering, materials modification)

•	Short Loop processes can be qualified at Applied’s Maydan Technology Center

•	Integrated process flows for materials modification, reduced leakage and defects
•	Enhanced installed base services and support for customers by utilizing Applied’s global infrastructure

•	Varian’s culture is well-matched with Applied’s, with a history of putting the customer first. This is evidenced by Varian’s customer satisfaction rankings (VLSI) and public award programs (Intel’s PQS and SCQI quality awards). Together, we expect to provide even stronger support of customers and a close working relationship in solving integration challenges.
15.	Who are Varian’s competitors?

A.	There are many large and small players in the ion-implant space including SEN, Nissin, Axcelis, Ulvac, TEL, AIBT, APTC and Ion Beam Services.

16.	Applied exited the implant business in 2007. Why the apparent reversal in strategy?

A.	In 2007, Applied did not have the portfolio to compete well in all of the segments that the market valued. We would have had to invest more than we could generate adequate returns on, and so it was the right decision for us to exit and deploy our dollars and efforts toward other opportunities. Today, implant is an attractive and growing market segment. Varian is the clear number-one player, and with new transistor architectures coming into production, the opportunity to participate in the market as a combined entity is attractive to us.

17.	Is Varian’s PLAD Plasma Doping system serving the same market as Applied’s Centura® Conforma™ conformal plasma doping tool released a few weeks ago?

A.	The two systems have complementary features that align to different applications in the emerging ultra high dose doping market. The PLAD system has done well in traditional ultra high dose doping applications, such as buried wordline in DRAM and floating gate in NAND. Applied’s Conforma system is focused on logic applications for materials modification and vertical gate architectures in memory where a conformal capability is required. We intend to maintain both product lines because of their complementary nature.

18.	Is Varian’s technology applicable to other existing areas of Applied’s businesses?

A.	In addition to its core semiconductor capabilities, Varian’s technology has exciting potential in adjacent markets, including the solar market
•	Varian Solion PV ion implant technology is making inroads in the crystalline silicon solar market and could complement Applied’s offering in this segment.

•	Varian has relationships with several leading Chinese PV manufacturers to insert Solion patterned ion implantation.

•	Applied’s leadership in the solar market and strong presence, particularly among Chinese manufacturers, could help accelerate the penetration of this technology.
19.	Why is this acquisition positive for the semiconductor capital equipment industry?

A.	The pace of technological advancement is accelerating, requiring devices that are more mobile, more connected and more personalized. These global trends are driving our customers to find new solutions for smaller transistors and faster and higher performance chips, while pushing the boundaries of innovation. Combined, Applied and Varian will be better positioned to help our customers solve these complex challenges and deliver long-term value to our shareholders. This acquisition would pave the way for faster introduction of well tested front-end/transistor level solutions that would reduce integration risk and accelerate the technology roadmap.

20.	What hurdles must be cleared for the agreement to close?

A.	The closing of the transaction is subject to customary closing conditions, including regulatory review, as well as approval by Varian’s shareholders.

21.	When do you expect the agreement to be approved and closed?

A.	The closing of the transaction would occur after satisfaction of customary closing conditions, including regulatory review and approval by Varian’s shareholders.

22.	Do you expect other suitors to emerge?

A.	No, we do not expect that any other competitor could generate the value that the Applied and Varian combination will create. We believe the fit between Applied and Varian is excellent and that we are offering an attractive value to shareholders.

23.	Is Applied assuming any significant liabilities of Varian’s under the transaction (e.g. pension, environmental, etc.)?

The transaction is structured as a merger, and all liabilities are assumed by Applied as the buyer. We are conducting ongoing due diligence to ascertain and assess any risks.

24.	Does the acquisition trigger any change in control terms in material contracts?

A.	There are certain employment agreements which will be addressed in the closing.

II.	Personnel and Operations

25.	What is the expected organizational structure of the combined company?

A.	Varian will operate as a business unit within Applied’s Silicon Systems Group, and over time, support functions will roll into Applied’s corporate structure.

26.	Will there be any organizational changes to Applied’s semiconductor or services groups as a result of the acquisition?

A.	Varian will operate as a business unit within Applied’s Silicon Systems Group, and over time, support functions will roll into Applied’s corporate structure. We are continuing to evaluate our integration plans.

27.	Will there be any layoffs as a result of the acquisition?

A.	We are continuing to evaluate our integration plans. Varian is a well-run company with strong management, technology, customer service and logistics teams. Our priority will be to preserve these strengths.

28.	What do you expect the roles of Varian’s CEO and CFO to be once the acquisition is completed?

A.	Varian’s management team is highly respected in the industry. We are pleased that Bob Halliday will lead the Varian unit, reporting to Randhir Thakur upon closing. Gary Dickerson will remain very involved in the business during the transition period and continue to be a close advisor to Mike Splinter.

29.	Where is Varian headquartered, and where are its major operations around the world?

A.	Varian is based in Gloucester, MA, with operations in Switzerland and Singapore.

30.	How many people work at Varian, and where are they based around the world? How many positions does the company have in R&D, manufacturing, sales/support, and general/administrative?

A.	Varian’s worldwide workforce consists of approximately 1,600 employees, not including independent contractors. We do not break the number down by function.

31.	How many Varian jobs are expected to be eliminated when the integration is fully completed? In which functions and locations will jobs be eliminated? How many Varian jobs are expected to be preserved once Varian is fully integrated within Applied?

A:	At this point as we are still working on our integration plans. It is important to us to ensure continuity in innovation and operations, and we believe that Varian’s employees will be instrumental in the future success of Applied, both in ion implantation and new markets.

32.	What will happen to Varian’s manufacturing and logistics operations? Will they be integrated into Applied’s, and over what timeframe would this be accomplished?

A.	We expect to leverage the full capability of Applied in the combined operation.

33.	Will Varian’s service and support operations be integrated by Applied’s services group?

A.	We expect to leverage the full capability of Applied in the combined operation. We are still working on our integration plans.
III. Financial
Deal Terms
34.	What are the terms of the agreement?

A.	The announced agreement provides for a one-step, reverse triangular merger in which Varian stockholders would exchange their shares of Varian stock for $63 per share. Varian would survive the merger as a wholly-owned subsidiary of Applied.

35.	How did you determine the offer price and terms? What are the value assumptions?

A.	Our offer is based on a detailed review of the valuation of the existing business, the additional market opportunities we can address together, and the expected cost efficiencies in the range of $50-$60 million annually by the end of the second year following close. The purchase price reflects a multiple of 16.1 times analyst consensus estimates for 2011 earnings. We are very pleased to be able to acquire a very successful company at an attractive valuation.

36.	What happens to the value assumptions of the deal if the industry goes into a steep cyclical downturn? Have you modeled such scenarios, and what did you learn?

A.	We have looked at a variety of scenarios, and we do assume that the industry will continue to be cyclical. The success of this transaction is much less about the cycle than it is about the complementary fit of Applied and Varian’s products which will better position the combined organization to help customers design and fabricate future generations of transistors — and accelerate the pace of technology development and implementation. Having said that, we continue to see signs that lead us to believe that WFE demand will be healthy through 2012.

37.	How does Applied expect to finance the merger?

A.	Applied expects to finance the Merger through a combination of existing cash and debt. Applied and Varian combined had more than $4.6 billion dollars of cash and investments in our most recently reported quarters. Applied has secured a commitment for a $2 billion, one-year senior bridge loan facility and plans to arrange for long-term debt financing. Applied also has in place an existing, undrawn $1 billion revolving credit facility. Additional financing arrangements are expected to include replacement of the existing credit facility with a new four-year, $1.5 billion revolving credit facility. Applied remains committed to a strong investment grade capital structure.
Accretion
38.	When do you expect the transaction to be accretive to Applied’s financial results?

A.	The transaction is expected to be accretive to Applied’s earnings on a non-GAAP basis in the first year. Additionally, we expect earnings per share accretion to continue to improve long term through anticipated strong Varian revenue growth, operating improvements and synergy opportunities. Finally, the acquisition provides attractive returns on invested capital to Applied shareholders.
Deal Impacts
39.	Will there be any write-offs or other one-time charges as a result of the transaction? When will they be taken?

A.	We expect to write off items typical of acquisitions of technology companies. These are anticipated to include write-offs of charges related to integration of Varian’s operations, as well as adjustments associated with accounting for the transaction as a business combination.

40.	What is the treatment of Varian’s outstanding stock options and other equity awards?

A.	The treatment of Varian’s outstanding equity awards will vary based on the award type. Vested options granted under the Amended and Restated Omnibus Stock Plan and all unvested stock options generally will be assumed and converted into Applied options on substantially similar terms, with the exercise price and number of shares adjusted to reflect the merger. Unvested restricted stock will be assumed and converted into a right to receive cash equal to the per share merger consideration. All assumed unvested awards will continue to vest based on continued employment with Applied. Vested options granted under Varian’s 2006 Stock Incentive Plan generally will be converted into cash equal to the difference between the merger consideration and the exercise price of such awards.

41.	What amount of M&A charges or other charges does Applied expect to take related to the agreement in its fiscal Q2 and later in fiscal 2011?

A.	The majority of integration-related expenses will be incurred in the first year of operations, subsequent to transaction closure as we pursue operational synergies and integrate Varian into Applied.

42.	How will the acquisition costs be reflected on Applied’s income statement?

A.	All acquisition costs are expensed as incurred. Only direct financing fees are costs of the acquisition that can be capitalized in purchase accounting under FAS141R.

Future Impacts
43.	What changes would you expect to see in Applied’s balance sheet and income statements following the acquisition?

A.	Upon the closing, we expect that the balance sheet will reflect the addition of approximately $2.7 billion of short-term and long-term debt. We anticipate that Applied’s cash and investments balance will be reduced by approximately $1.8 billion. The mix of cash versus debt could change based on the timing of the transaction close. The income statement will reflect the addition of Varian’s results of operations as well as interest costs associated with the debt and a lower level of interest income.

44.	Applied’s acquisition-related charges had declined to less than a penny per share. What would you expect them to be in the future as a result of this agreement?

A.	As required by US GAAP, the allocation of the purchase price to tangible and intangible assets will be used to determine acquisition-related charges. In connection with the acquisition, we would expect acquisition-related intangible assets to increase as well as the associated amortization expenses. We will be able to discuss the level of these charges after the close of the transaction.

45.	What is Applied’s credit rating, and how do you expect that to change following the acquisition?

A.	Applied will retain its strong and flexible balance sheet and we expect to retain our strong investment-grade credit rating.
Business and Financial Models
46.	What are Varian’s ASPs and gross margins like today, and do you see those changing as a result of the agreement?

A.	Varian has solid ASPs reflecting the value of its products and has delivered gross margins in the 49-50% range. We believe the combination will be positive for gross margins as operating synergies are realized.

47.	Varian has high market share in its core business. Following the acquisition, does Applied expect to be able to maintain that position?

A.	With the acquisition, Applied will be able to offer broader technology solutions and enhanced services. We expect Varian will continue to be a leader in its core markets and that together, we will be able to offer even broader solutions for our customers.

48.	By about what percentage will Varian’s ongoing R&D and opex spending decline once the business is fully integrated?

A.	At this point, we are still working on our integration plans.

49.	What will happen to Applied’s dividend and buyback?

A.	Our philosophy towards capital allocation has been in place for a number of years, and this doesn’t change it. Going forward, we expect to maintain the dividend and grow it responsibly over time with the increasing profitability of the business. We are devoting a significant amount of cash to this transaction We anticipate that cash in excess of business needs will be used to pay back a portion of the debt and replenish cash reserves. Cash beyond these requirements will be assessed for return to shareholders.

50.	How does this announcement affect Applied’s financial guidance for 2011?

A.	We’ll discuss the implications of this on our financial outlook for fiscal 2011 when the transaction has closed.

51.	What does Applied’s company operating model look like under the combination?

A.	We’ll discuss the specific implications on our published financial models when the transaction has closed.

52.	How will your segment operating models for SSG, AGS and EES change under the combination? For example, will the SSG operating margin increase or decrease at a given level of revenue?

A.	We’ll discuss the specific implications on our published financial models when the transaction has closed. However, Varian is a well-run and profitable organization, so we expect the segment operating models to reflect their continued strong performance.

IV.	Markets

53.	What markets does Varian compete in, and do you expect any significant changes in focus under the agreement and integration plan?

A.	Varian competes in all segments of implant, including ultra high dose doping, and we expect that to continue. The combination adds complementary products to Applied’s front end portfolio. Over time, we will drive to maximize the synergies between Applied and Varian.

54.	What was the size of the segment in 2010, and what is the expected growth rate?

A.	The implant market was $1.5 billion in 2010.

55.	What was Varian’s share of these segments in 2010, and how do you expect the share positions to evolve?

A.	According to Gartner, Varian had a market leading position in the total implant segment in 2010. We expect continued strong leadership in this space.

56.	What is the nature and size of the solar opportunity Varian has been pursuing?

A.	The solar opportunity addressed by Varian is looking to replace a furnace-based doping process with implant. The size of this market has been estimated at approximately $200M in 2012.

V.	Products and Roadmaps

57.	What are Varian’s major product lines and key products?

A.	Medium Current implant: VIISta 810XEr, VIISta 900XP
High Current implant: VIISta HCP, VIISta Trident
High Energy implant: VIISta 3000XP
Ultra High Dose plasma doping: VIISta PLAD
Solar Implant: Solion
All of these products are based on the common Vista platform.

58.	How large is Varian’s parts and services business?

A.	Varian’s services and parts businesses have delivered approximately $180-$200M per year when including both services and upgrades. Services and parts are approximately 25% and 10% of revenue, respectively.

59.	What overlaps exist between the semiconductor capital equipment product lines of Applied and Varian?

A.	The product lines are essentially completely complementary.

60.	Do you expect any significant reductions to Varian’s product lines as a result of the agreement?

A.	No. We plan to invest in the R&D spending on semiconductor implant to preserve industry leadership. We will also evaluate the spending in emerging area and fund promising applications. Over time we may find some synergies, but R&D is a strong focus for Applied and a key pillar of the decision to acquire Varian.

61.	What overlaps exist between the solar product lines of Applied and Varian?

A.	While it is still early in Varian’s solar product development, we see these potential products as complementary to Applied’s.

62.	Will Varian’s products continue to be marketed under the Varian brand name?

A.	At this point, we are still working on our integration plans.

63.	Do you expect to integrate Varian’s mechanical and software platforms with Applied’s platforms?

A.	At this point, we are still working on our integration plans. First and foremost, we are interested in maintaining customer focus and satisfaction.
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Additional Information and Where to Find It
Varian intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed acquisition. The definitive proxy statement will be sent or given to the stockholders of Varian and will contain important information about the proposed acquisition and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Varian with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000.
Participants in the Solicitation
Varian and Applied and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Varian’s stockholders in connection with the proposed transaction. Information about Varian’s directors and executive officers is set forth in Varian’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on December 1, 2010, and its Annual Report on Form 10-K for the year ended October 1, 2010, which was filed with the SEC on November 22, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000, or by going to Varian’s Investor Relations page on its corporate web site at www.vsea.com. Information about Applied’s directors and executive officers is set forth in Applied’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on January 27, 2011, and its Annual Report on Form 10-K for the year ended October 31, 2010, which was filed with the SEC on December 10, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Applied by contacting Investor Relations by mail at Applied Materials, 3050 Bowers Avenue M/S 1261, P.O. Box 58039, Santa Clara, CA 95052-8039, Attn: Investor Relations Department, or by going to Applied’s Investor Relations page on its corporate web site at www.appliedmaterials.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that Varian intends to file with the SEC.
Forward Looking Statements
These documents contain forward-looking statements, including those related to Applied’s proposed acquisition of Varian, the expected benefits of the transaction, and all statements other than those of historical fact. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: the ability of the parties to consummate the merger in a timely manner or at all; satisfaction of conditions to closing of the transaction, including the ability to secure regulatory approvals in a timely manner or at all, and approval by Varian’s stockholders; the possibility of litigation (including related to the transaction itself); Applied’s ability to successfully integrate Varian’s operations, product lines, technology and employees and realize synergies from the proposed merger; unknown, underestimated or undisclosed commitments or liabilities; the level of demand for the combined companies’ products, which is subject to many factors, including uncertain global economic and industry conditions, demand for electronic products and semiconductors, and customers’ new technology and capacity requirements; Applied’s ability to (i) develop, deliver and support a broad range of products, expand its markets and develop new markets, (ii) timely align its cost structure with business conditions, (iii) attract, motivate and retain key employees, and (iv) obtain and protect intellectual property rights in key technologies; and other risks described in Applied’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied undertakes no obligation to update any forward-looking statements.

The Applied Materials Blog
Date: Announcement
Audience: External
Applied Materials to Acquire Varian Semiconductor Equipment Associates
Applied Materials announced the signing of a definitive merger agreement under which Applied will acquire Varian for $63 per share in cash for a total price of approximately $4.9 billion on a fully-diluted basis.
The acquisition will extend Applied’s leadership in wafer fabrication equipment (WFE) with the addition of the technology leader in ion implantation — a critical step in integrated circuit manufacturing.
The full press release can be found at the Applied Materials Newsroom [hyperlink to http://www.appliedmaterials.com/news/articles/applied-materials-acquire-varian-semiconductor-equipment-associates].
***
Additional Information and Where to Find It
Varian intends to file with the SEC a proxy statement in connection with the proposed acquisition. The definitive proxy statement will be sent or given to Varian stockholders and will contain important information about the proposed Merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by Varian with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000.
Participants in the Solicitation
Varian and Applied, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Varian’s stockholders in connection with the proposed acquisition. Information about Varian’s directors and executive officers is set forth in Varian’s proxy statement for its 2011 Annual Meeting of Stockholders filed with the SEC on December 1, 2010, and its Form 10-K for the year ended October 1, 2010 filed on November 22, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Varian by contacting Investor Relations by mail at Varian Semiconductor, 35 Dory Road, Gloucester, MA 01930, Attn: Investor Relations Department; or by telephone at 978-282-2000, or by going to Varian’s Investor Relations page on its corporate web site at www.vsea.com. Information about Applied’s directors and executive officers is set forth in Applied’s proxy statement for its 2011 Annual Meeting of Stockholders filed with the SEC on January 27, 2011, and its Form 10-K for the year ended October 31, 2010 filed on December 10, 2010. These documents are available free of charge at the SEC’s web site at www.sec.gov, and from Applied by contacting Investor Relations by mail at Applied Materials, 3050 Bowers Avenue M/S 1261, P.O. Box 58039, Santa Clara, CA 95052-8039, Attn: Investor Relations Department, or by going to Applied’s Investor Relations page on its corporate web site at www.appliedmaterials.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the acquisition will be included in the proxy statement that Varian intends to file with the SEC.